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    TranSwitch Corporation Announces Acquisition of Systems On Silicon, Inc.

   Technology Delivers Complete Silicon Solutions for Intelligent Integrated
                        Access Devices in the Last Mile

(Shelton, CT), March 28, 2002--TranSwitch Corporation (NASDAQ:TXCC) announced today that it has acquired privately held Systems On Silicon, Inc. (SOSi), which specializes in providing silicon solutions for Intelligent Integrated Access Devices (IADs) in Customer Premise Equipment (CPE) for converged voice and data networks. SOSi technology will enable IAD manufacturers to develop next-generation Multi-Tenant Unit (MTU) and carrier-class systems with a high level of functional integration that are one-third the cost of current devices to manufacture while dramatically reducing power consumption and space requirements.

The consideration for 98% of the equity interest in SOSi that was not owned by TranSwitch is valued at approximately $0.9 million and will be payable in cash. TranSwitch will also assume liabilities of approximately $1.7 million. This transaction is not expected to significantly impact TranSwitch's loss per share as adjusted for the first quarter of 2002. SOSi will be operated as a wholly-owned subsidiary after the closing.

IADs serve as the public network "on ramp" for telecommunications service providers. The IAD equipment market is expected to grow from $325 million in 2000 to nearly $2.7 billion by 2005. Although there is high demand for these integrated voice and data access devices, current systems are very expensive because they are designed using discrete components. SOSi's complete System On Silicon multi-service solution combines full box-level hardware functionality and integrated operating software to deliver cost-effective IADs with reduced time-to-market. Their VLSI products will enable service providers to seamlessly integrate legacy applications, lower risk, and effect a smooth transition to next-generation access networks, while offering new value-added services to residential and business subscribers. SOSi has partnered with two beta customers for initial testing to begin in 2002.

"With this acquisition, TranSwitch will broaden its product offerings that address the global demand for modernization of the public access network," stated Dr. Santanu Das, President and Chief Executive Officer of TranSwitch Corporation. "We are excited to welcome SOSi to our team and look forward to capitalizing on their innovative technology."

"SOSi is very pleased to join forces with TranSwitch, a recognized leader in multi-service access solutions for the communications semiconductor industry," stated Dr. Milton Chang, President and co-founder of SOSi. "TranSwitch's market presence and complementary technology will provide us with the opportunity to fully realize the market potential of our Intelligent IAD solution."

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-

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looking statements regarding TranSwitch and their operations involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; risks in technology development and commercialization; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks of dependence on third-party VLSI fabrication facilities, intellectual property rights, and litigation; risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks associated with competition and competitive pricing pressures; risks associated with foreign sales and high customer concentration; risks of failing to attract and retain key managerial and technical personnel; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

About TranSwitch Corporation:

TranSwitch Corporation, headquartered in Shelton, Connecticut, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions--Connectivity Engines/TM/--to original equipment manufacturers who serve three fast-growing end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks
(WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch Corporation implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch is ISO 9001 registered. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch's home page at the World Wide Web site--http://www.transwitch.com.

TranSwitch is a registered trademark of TranSwitch Corporation.

About Systems On Silicon, Inc.:

Systems On Silicon, Inc. (SOSi), a wholly-owned subsidiary of TranSwitch Corporation, is fabless semiconductor company developing highly integrated VLSI solutions leveraging its proprietary Voice over Packet technology into highly integrated, systems level solutions that address the requirements of converged networks with an initial focus on the intelligent integrated access device.

SOSi is a registered trademark of Systems On Silicon, Inc.

For more information contact:

TranSwitch Corporation
Mary A. Lombardo
Corporate Communications Mgr.
mary@txc.com
Phone: +1 203-929-8810 ext. 2254
Fax:   +1 203-926-9453
www.transwitch.com